Exhibit 99.1

N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces First-Quarter Production Volumes and Provides Operations Update

DENVER, April 27, 2010 - Cimarex Energy Co. (NYSE: XEC) today announced first-quarter oil and gas production volumes averaged 584.5 million cubic feet equivalent per day (MMcfe/d).  Average daily equivalent production was comprised of 390.8 million cubic feet of gas, 27,967 barrels of oil and 4,313 barrels of natural gas liquids.

First-quarter 2010 production grew 25% sequentially from the fourth-quarter 2009 average of 467.6 MMcfe/d and 20% as compared to the first-quarter 2009 average of 489.0 MMcfe/d.   Production increases reflect successful Gulf Coast exploration and strong Cana-Woodford results.

First-quarter 2010 realized prices are expected to be in the range of $6.35 to $6.45 per thousand cubic feet of gas, $75.85 to $76.35 per barrel of oil and $38.90 to $39.40 per barrel of natural gas liquids.

Cimarex will release its first-quarter 2010 financial results on Friday, May 7, 2010, before the market opens.

Exploration and Development Activity
Cimarex drilled and completed 37 gross (23.1 net) wells in the first quarter of 2010, of which three gross (two net) were unsuccessful.  At quarter-end 29 gross (18.5 net) wells were in the process of being completed or were awaiting completion.

Mid-Continent
Cimarex drilled and completed 22 gross (10.4 net) Mid-Continent wells during the first-quarter, completing 100% as producers.  At quarter-end 18 gross (10.2 net) wells were in the process of being completed or were awaiting completion.  First-quarter 2010 Mid-Continent production averaged 239 MMcfe/d, versus a fourth-quarter 2009 average of 206 MMcfe/d and first-quarter 2009 average of 239 MMcfe/d.

The majority of the first-quarter activity occurred in the Anadarko Basin, Cana-Woodford shale play, where Cimarex drilled and completed 15 gross (6.7 net) wells. At quarter-end 14 gross (7.1 net) wells were being completed or awaiting completion in this area.

Since the Cana play began in late 2007, Cimarex has participated in 95 gross (41.5 net) wells.  Of total wells, 74 gross (31.2 net) were on production at quarter-end and the remainder were either in the process of being drilled or awaiting completion.  First-quarter 2010 net production from the Cana play averaged 67 MMcfe/d versus the fourth-quarter 2009 average of 33 MMcfe/d.

Texas Panhandle drilling in the quarter totaled five gross (4.4 net) wells: four Granite Wash and one Morrow. Cimarex drilled a horizontal Granite Wash well, the Huff 16-5H (41.5% working interest) in southern Hemphill County, which was brought on production in early March and averaged 20 MMcfe/d (18 MMcf/d of gas and 400 barrels per day of oil) for the first-30 days.

Cimarex currently has eight operated rigs running in the Mid-Continent; seven in the Cana play and one in the Texas Panhandle.

Permian Basin
In the first-quarter Cimarex drilled and completed 10 gross (8.9 net) Permian Basin wells, 90% of which were completed as producers.  At quarter-end 11 gross (8.3 net) wells were in the process of being completed or were awaiting completion. First-quarter 2010 Permian production averaged 155 MMcfe/d, versus a fourth-quarter 2009 average of 144 MMcfe/d and first-quarter 2009 average of 182 MMcfe/d.

All drilling occurred in southeast New Mexico, mainly targeting the Abo, Bone Spring, Cherry Canyon, Paddock and Wolfcamp formations.

Recent horizontal Abo wells brought on production include the Ticonderoga 16 State Com 1H (100% working interest) at 725 barrels equivalent per day and the Ticonderoga 16 State Com 3H (100% working interest) at 605 barrels equivalent per day (first 30-day average).  First-quarter Bone Spring horizontal oil wells include the Parkway State Com 3H (62% working interest) at 760 barrels equivalent per day and the Mallon 34 Fed 16H (82% working interest) at 360 barrels equivalent per day and (30-day average).

Gulf Coast
Cimarex drilled four gross (3.8 net) Gulf Coast wells in the first quarter of 2010, of which one was unsuccessful.  First-quarter 2010 Gulf Coast production volumes averaged 190 MMcfe/d, as compared to 116 MMcfe/d and 64 MMcfe/d during the fourth and first quarter of 2009, respectively.

Cimarex’s first-quarter 2010 Gulf Coast drilling has been primarily near Beaumont in Jefferson County, Texas  where three gross (2.8 net) wells have been drilled: the Jefferson Airplane #1 and #4 and the Nine Dragons #1.  The Jefferson Airplane #1 (96% working interest) was brought on production in February and the Jefferson Airplane #4 (96% working interest) is being side-tracked for mechanical reasons.  The Nine Dragons # 1 (85% working interest) was drilled into a new reservoir and was brought on production in late March at a restricted rate of 8 MMcfe/d.  The Nine Dragons #1 production is expected to be increased to rates comparable to the Two Sisters #1 (see below) as pipeline capacity becomes available.

The following table summarizes the production rates from the wells drilled by Cimarex near Beaumont:
				Gross Rate as of March 31, 2010
Well Name	First Prod. Month	Working Interest %	Net Revenue Interest %	Gas (MMcf/d)	Oil/ Condensate (Barrels/d)	Equivalent (MMcfe/d)
Two Sisters #1	Jul. 2009	100%	75%	25	2,500	40
Garth #1	Oct. 2009	90%	68%	10	460	13
Jefferson Airplane #2	Nov. 2009	96%	72%	35	2,260	49
Jefferson Airplane #3	Dec. 2009	96%	72%	35	2,220	48
Amazon Queen	Jan. 2010	100%	75%	23	2,440	38
Jefferson Airplane #1	Feb. 2010	96%	72%	28	1,360	36
Nine Dragons #1	Mar. 2010	85%	64%	6	430	9
Total				162	11,670	233

Two rigs are drilling in the Southeast Texas Yegua/Cook Mountain play near Beaumont.

Cimarex will release first-quarter 2010 financial results before the market opens on Friday, May 7, 2010.  Cimarex will also host a conference call that day at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (800) 921-0061 and reference call ID # 70153168 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 70153168.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com